Exhibit 99.1

agilon health Reports Fourth Quarter and Full Year Fiscal 2024 Results
Revenue increased 44% to $1.52 billion in the fourth quarter 2024
Medicare Advantage membership increased 36% to 527,000, and total members on the agilon platform grew to 659,000 as of December 31, 2024
Full year 2025 guidance reflects the positive impact from strategic actions and assumes continued elevated medical cost trends; Class of 2025 expected to add approximately 20,000 Medicare Advantage members
Westerville, O.H., February 25, 2025 – agilon health, inc. (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, today announced results for the fourth quarter and fiscal year ended December 31, 2024.
“While the underlying strength of our model continues to deliver significant value to patients, payors, and our PCP partners, we are still managing through a challenging Medicare Advantage environment.” said Steve Sell, CEO “As a result of the strategic actions we have taken to reduce our underwriting risks, improve our platform capabilities, and maintain cost discipline we have established a stronger foundation for success. Combined with continued market demand we remain focused on supporting our physician partners to deliver high-quality, cost-effective care to their senior patients while driving long-term sustainable financial performance.”
Fourth Quarter and Fiscal Year 2024 Results:
•Total members on the agilon platform increased to 659,000 as of December 31, 2024, comprising 527,000 Medicare Advantage members and 132,000 ACO model beneficiaries. Medicare Advantage membership increased 36% year-over-year, with 4.1% growth in same-partner geographies.
•Total revenue of $1.52 billion in the fourth quarter 2024 increased 44% compared to $1.06 billion in the fourth quarter 2023. For the fiscal year 2024, total revenue of $6.06 billion increased 40% compared to $4.32 billion in 2023. Year-over-year total revenue growth was primarily driven by membership growth in new markets and same geography growth.
•Gross profit of negative $38 million in the fourth quarter 2024 compared to negative $95 million in the fourth quarter 2023. For the fiscal year 2024, gross profit was $5 million compared to $70 million in 2023. Net loss was $106 million in the fourth quarter of 2024 compared to a net loss of $230 million in the fourth quarter of 2023. For the fiscal year 2024, net loss of $260 million compared to a net loss of $263 million in 2023. Net loss for the prior year quarter and fiscal year included a loss from discontinued operations of $63 million and $68 million, respectively.
•Medical margin of $1 million during the fourth quarter 2024, compared to negative $102 million in the fourth quarter 2023. For the fiscal year 2024, Medical Margin of $205 million, compared to $299 million in 2023. The fourth quarter and full year of 2024 included an additional $5 million reserve for estimated 2025 losses on partnerships we intend to exit this year as well as additional medical costs primarily associated with other risk pool and Part D. Medical Margin for the full year 2024 was negatively impacted by continued elevated medical costs in 2024 in addition to prior period development.
•Adjusted EBITDA loss of $84 million in the fourth quarter 2024, compared to an Adjusted EBITDA loss of $137 million in the fourth quarter 2023. For the fiscal year 2024, Adjusted EBITDA loss of $154 million, compared to Adjusted EBITDA loss of $95 million in the fiscal year 2023.

Key Financial and Operating Metrics ($M):
(Fourth Quarter 2024 vs. 2023)

	Three Months Ended December 31,		Change
	2024	2023	% YoY
Medicare Advantage Members[1]	527,000	388,000	36%
ACO Model Members[1,2]	132,000	89,000	48%
Total Members Live on Platform[1,2]	659,000	478,000	38%
Avg. Medicare Advantage Members	527,000	392,000	34%
Total Revenues	$1,522	$1,056	44%
Gross Profit	($38)	($95)	60%
Medical Margin	$1	($102)	NM
Net Income (Loss)	($106)	($230)	54%
Adjusted EBITDA[3]	($84)	($137)	39%
Geography Entry Costs	$11	$26	(58%)
1.Membership metrics reflect end of period results.
2.agilon’s ACO model entities are not included within its consolidated financial results.
3.agilon's ACO model entities contributed $42 thousand and $6 million to Adjusted EBITDA during the fourth quarter 2024 and fourth quarter 2023, respectively.
Key Financial and Operating Metrics ($M):
(Fiscal Year 2024 vs. 2023)

	Twelve Months Ended December 31,		Change
	2024	2023	% YoY
Medicare Advantage Members[1]	527,000	388,000	36%
ACO Model Members[1,2]	132,000	89,000	48%
Total Members Live on Platform[1,2]	659,000	478,000	38%
Avg. Medicare Advantage Members	522,000	379,000	38%
Total Revenues	$6,061	$4,316	40%
Gross Profit	$5	$70	(93%)
Medical Margin	$205	$299	(31%)
Net Income (Loss)	($260)	($263)	1%
Adjusted EBITDA[3]	($154)	($95)	(62%)
Geography Entry Costs	$34	$75	(55%)
1.Membership metrics reflect end of period results.
2.agilon’s ACO model entities are not included within its consolidated financial results.
3.agilon's ACO model entities contributed $33 million and $39 million to Adjusted EBITDA during the fiscal year 2024 and fiscal year 2023, respectively.
Capital Position and Balance Sheet:
agilon health’s balance sheet as of December 31, 2024 included cash, cash equivalents and marketable securities of $406 million and total debt of $35 million. At the end of the quarter, agilon health had $36 million of cash associated with the Company’s unconsolidated ACO model entities.

First Quarter and Fiscal Year 2025 Guidance and Assumptions
Guidance ($M):

	Quarter Ended March 31, 2025		Year Ended December 31, 2025
	Low	High	Low	High
Medicare Advantage Members[1]	490,000	510,000	490,000	520,000
ACO Model Members[1,2]	105,000	115,000	105,000	115,000
Total Members Live on Platform[1]	595,000	625,000	595,000	635,000
Avg. Medicare Advantage Members	490,000	510,000	489,000	516,000
Total Revenues	$1,480	$1,520	$5,825	$6,025
Medical Margin	$125	$140	$275	$325
Adjusted EBITDA[3]	$10	$25	($95)	($55)
Geography Entry Costs[4]	$10	$9	$40	$35
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO model entities are not consolidated within its financial results.
3.Adjusted EBITDA contribution from ACO model is expected to be approximately $35-$40 million for fiscal year 2025.
4.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for Adjusted EBITDA.
Underlying Assumptions:
•Class of 2025 of 20,000 members, majority recognized as a care coordination fee with a glidepath approach to full risk.
•Market partnership and payer contract exits of approximately 54,000 members.
•Benefits of clinical and operating programs including improved physician onboarding, quality performance, and clinical expense management.
•Elevated medical cost trend experienced in 2024 will continue in 2025 with an estimated gross cost trend of 6.3% and 5.3% net for year 2+ markets. The 1% difference is due to the effect of payor bids. This compares to a 2024 cost trend of 6.8% observed in 2024.1
•Part D exposure reduced to less than 30% of membership, partially offsetting Inflation Reduction Act impact.
•G&A including network support costs expected to remain essentially flat year-over-year.2
•Geographic entry costs of $35-40 million reflect the company’s measured growth strategy to better align growth and performance in the current rate and elevated cost environment.
Footnotes to assumptions –
1.Medical cost trend includes the impact of the company’s clinical programs and excludes the impact from non-medical costs (e.g., supplemental benefits), which is expected to drive less impact to cost trend in 2025 compared to 2024.
2.Inclusive of additional investments in technology and new clinical programs.
The Company has not reconciled guidance for medical margin to gross profit or adjusted EBITDA to net income (loss), the most comparable GAAP measures, and has not provided forward-looking guidance for net income (loss) in each case because of the uncertainty around certain items that may impact gross profit or net income (loss), including non-cash stock-based compensation.
Webcast and Conference Call:
agilon health will host a conference call to discuss fourth quarter 2024 results on Tuesday, February 25, 2025, at 4:30 PM Eastern Time. The conference call can be accessed by dialing (833) 470-1428 for U.S. participants and +1 (404) 975-4839 for international participants and referencing participant code 599648. A simultaneous listen-only, live webcast can be accessed by visiting the “Events & Presentations” section of agilon’s Investor Relations website at https://investors.agilonhealth.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call.
About agilon health
agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of 2,200 PCPs that allow its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is the trusted partner in 30 diverse communities and is here to help more of our nation's leading physician groups and health systems have a sustained, thriving future. For more information visit www.agilonhealth.com and connect with us on LinkedIn.
Forward-Looking Statements
Statements in this release that are not historical factual statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms. Examples of forward-looking statements include, among other things: statements regarding our expectations related to operating and financial results, our ability to efficiently exit unprofitable markets, our expectations regarding the Medicare Advantage environment, and our long-term opportunities and strategic growth plans and alignment with the macro environment, expected revenue, medical costs, net income and gross profit, total and average membership, Adjusted EBITDA, Medical Margin, geography entry costs and other financial projections and assumptions, including our fiscal year and first quarter 2025 guidance. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. These risks and uncertainties that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, but are not limited to: our history of net losses and the expectation that our expenses will increase in the future; failure to identify and develop successful new geographies, physician partners and payors, or execute upon our growth initiatives; success in executing our operating strategies or achieving results consistent with our historical performance; medical expenses incurred on behalf of our members may exceed revenues we receive; our ability to maintain and secure contracts with Medicare Advantage payors on favorable terms, if at all; our ability to grow new physician partner relationships sufficient to recover startup costs; availability of additional capital, on acceptable terms or at all, to support our business in the future; significant reduction in our membership; transition to a Total Care Model may be challenging for physician partners; public health crises, such as pandemics or epidemics, could adversely affect us; inaccuracy in estimates of our members’ risk adjustment factors, medical services expense, incurred but not reported claims, and earnings pursuant to payor contracts; the impact of restrictive clauses or exclusivity provisions in some of our contracts with physician partners; our ability to hire and retain qualified personnel; our ability to realize the full value of our intangible assets; security breaches, cybersecurity attacks, loss of data and other disruptions to our information systems; our ability to protect the confidentiality of our know-how and other proprietary and internally developed information; reliance on our subsidiaries; reliance on a limited number of key payors; our use of artificial intelligence; the limited terms of contracts with our payors and our ability to renew them upon expiration; our ability to navigate the changing healthcare payor market reliance on our payors, physician partners and other providers to operate our business; our ability to obtain accurate and complete diagnosis data; reliance on third-party software, data, infrastructure and bandwidth; consolidation and competition in the healthcare industry; the impact of changes to, and dependence on, federal government healthcare programs; uncertain or adverse economic and macroeconomic conditions, including a downturn or decrease in government expenditures; regulation of the healthcare industry and our and our physician partners’ ability to comply with such laws and regulations; federal and state investigations, audits and enforcement actions; repayment obligations arising out of payor audits; negative publicity regarding the managed healthcare industry generally; our use, disclosure and processing of personally identifiable information, protected health information, and de-identified data; failure to obtain or maintain an insurance license, a certificate of authority or an equivalent authorization; current and potential securities class action litigation; lawsuits not covered by insurance; changes in tax laws and regulations, or changes in related judgments or assumptions; our indebtedness and our potential to incur more debt; dependence on our subsidiaries for cash to fund all of our operations and expenses; provisions in our governing documents; ability to achieve a return on your investment depends on appreciation in the price of our common stock; sustainability issues; and risks related to other factors discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which can be found at the SEC’s website at www.sec.gov. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

agilon health, inc.
Consolidated Balance Sheets
In thousands, except per share data

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$188,231	$107,570
Restricted cash and equivalents	5,629	6,759
Marketable securities	211,737	380,773
Receivables, net	1,017,040	942,461
Prepaid expenses and other current assets, net	35,137	42,513
Total current assets	1,457,774	1,480,076
Property and equipment, net	28,169	27,576
Intangible assets, net	72,771	63,769
Goodwill	24,133	24,133
Other assets	151,136	145,312
Total assets	$1,733,983	$1,740,866
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Medical claims and related payables	$931,664	$737,724
Accounts payable, accrued expenses and other	220,342	239,432
Total current liabilities	1,152,006	977,156
Long-term debt, net of current portion	34,904	32,308
Other liabilities	76,121	70,381
Total liabilities	1,263,031	1,079,845

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $0.01 par value: 2,000,000 shares authorized; 412,194 and 406,387 shares issued and outstanding, respectively	4,122	4,064
Additional paid-in capital	2,053,895	1,986,899
Accumulated deficit	(1,586,977)	(1,326,826)
Accumulated other comprehensive income (loss)	(88)	(2,298)
Total agilon health, inc. stockholders' equity (deficit)	470,952	661,839
Noncontrolling interests	—	(818)
Total stockholders’ equity (deficit)	470,952	661,021
Total liabilities and stockholders’ equity (deficit)	$1,733,983	$1,740,866

agilon health, inc.
Consolidated Statements of Operations
In thousands, except per share data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Revenues:
Medical services revenue	$1,519,244	$1,053,540	$6,047,715	$4,307,350
Other operating revenue	3,242	2,533	12,815	9,013
Total revenues	1,522,486	1,056,073	6,060,530	4,316,363
Expenses:
Medical services expense	1,518,678	1,155,393	5,842,530	4,008,659
Other medical expenses	42,063	(4,452)	213,159	238,034
General and administrative	59,755	64,696	268,912	285,760
Depreciation and amortization	6,494	4,735	24,463	16,043
Impairments	3,596	—	3,596	—
Total expenses	1,630,586	1,220,372	6,352,660	4,548,496
Income (loss) from operations	(108,100)	(164,299)	(292,130)	(232,133)
Other income (expense):
Income (loss) from equity method investments	(2,694)	(8,018)	14,992	16,489
Other income (expense), net	7,695	7,438	34,489	27,840
Interest expense	(1,574)	(1,993)	(6,177)	(6,658)
Income (loss) before income taxes	(104,673)	(166,872)	(248,826)	(194,462)
Income tax benefit (expense)	(1,757)	(267)	(1,451)	(791)
Income (loss) from continuing operations	(106,430)	(167,139)	(250,277)	(195,253)
Discontinued operations:
Income (loss) before gain (loss) on sales	640	(15,797)	(1,061)	(20,002)
Gain (loss) on sales of assets, net	—	(47,548)	(8,763)	(47,548)
Total discontinued operations	640	(63,345)	(9,824)	(67,550)
Net income (loss)	(105,790)	(230,484)	(260,101)	(262,803)
Noncontrolling interests’ share in (earnings) loss	—	51	(50)	207
Net income (loss) attributable to common shares	$(105,790)	$(230,433)	$(260,151)	$(262,596)

Net income (loss) per common share, basic and diluted
Continuing operations	$(0.26)	$(0.41)	$(0.61)	$(0.48)
Discontinued operations	$—	$(0.16)	$(0.02)	$(0.16)

Weighted average shares outstanding, basic and diluted	412,044	406,477	410,966	408,917

agilon health, inc.
Consolidated Statements of Cash Flows
In thousands

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(260,101)	$(262,803)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	24,463	20,161
Stock-based compensation expense	50,657	69,495
Impairments	3,596	—
Loss (income) from equity method investments	(14,992)	(16,489)
Distributions of earnings from equity method investments	3,340	—
(Gain) loss on sale of assets, net	3,784	47,548
Other noncash items	887	(4,044)
Changes in operating assets and liabilities:
Receivables, net	(74,580)	(460,365)
Prepaid expense and other current assets	8,405	(6,120)
Other assets	6	(397)
Medical claims and related payables	193,941	441,500
Accounts payable and accrued expenses	4,635	32,111
Other liabilities	(1,818)	(16,796)
Net cash provided by (used in) operating activities	(57,777)	(156,199)
Cash flows from investing activities:
Purchase of property and equipment	(13,251)	(15,830)
Purchase of intangible assets	(28,034)	(14,985)
Investment in loans receivable and other	(13,733)	(19,528)
Investments in marketable securities	(12,006)	(114,657)
Proceeds from maturities of marketable securities and other	206,915	164,040
Net cash paid in business combination	—	(45,252)
Proceeds from sale of business and property, net of cash divested	—	2,193
Net cash provided by (used in) investing activities	139,891	(44,019)
Cash flows from financing activities:
Proceeds from equity issuances, net	1,167	11,867
Common stock repurchase	—	(200,000)
Repayments of long-term debt	(3,750)	(5,000)
Net cash provided by (used in) financing activities	(2,583)	(193,133)
Net increase (decrease) in cash, cash equivalents and restricted cash and equivalents	79,531	(393,351)
Cash, cash equivalents and restricted cash and equivalents from continuing operations, beginning of year	114,329	475,912
Cash, cash equivalents and restricted cash and equivalents from discontinued operations, beginning of year	—	31,768
Cash, cash equivalents and restricted cash and equivalents, beginning of year	114,329	507,680
Cash, cash equivalents and restricted cash and equivalents, end of year	$193,860	$114,329

agilon health, inc.
Key Operating Metrics
In thousands
(unaudited)
GROSS PROFIT

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Total revenues	$1,522,486	$1,056,073	$6,060,530	$4,316,363
Medical services expense	(1,518,678)	(1,155,393)	(5,842,530)	(4,008,659)
Other medical expenses(1)	(42,063)	4,452	(213,159)	(238,034)
Gross profit	$(38,255)	$(94,868)	$4,841	$69,670
______________________________________________________________
(1)Represents physician compensation expense related to surplus sharing and other care management expenses that help to create medical cost efficiency. Includes costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended December 31, 2024 and 2023, costs incurred in implementing geographies were $3.4 million and $13.5 million, respectively. For the twelve months ended December 31, 2024 and 2023, costs incurred in implementing geographies were $5.4 million and $33.7 million, respectively.

GENERAL AND ADMINISTRATIVE COSTS, INCLUDING PLATFORM SUPPORT COSTS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Platform support costs	$39,650	$36,729	$169,402	$163,652
Geography entry costs(1)	7,335	12,192	28,517	40,812
Severance and related costs	(159)	—	4,577	188
Stock-based compensation expense	2,282	15,676	50,657	69,326
Other(2)	10,647	99	15,759	11,782
General and administrative	$59,755	$64,696	$268,912	$285,760
______________________________________________________________
(1)Represents direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets.
(2)Includes transaction-related costs.
Our platform support costs, which include regionally-based support personnel and other operating costs to support our geographies, are expected to decrease over time as a percentage of revenue as our physician partners add members and our revenue grows. Our operating expenses at the enterprise level include resources and technology to support payor contracting, clinical program development, quality, data management, finance, and legal and compliance functions.

agilon health, inc.
Non-GAAP Financial Measures
In thousands
(unaudited)
MEDICAL MARGIN

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Gross profit(1)	$(38,255)	$(94,868)	$4,841	$69,670
Other operating revenue	(3,242)	(2,533)	(12,815)	(9,013)
Other medical expenses	42,063	(4,452)	213,159	238,034
Medical margin	$566	$(101,853)	$205,185	$298,691
______________________________________________________________
(1)Gross profit is defined as total revenues less medical services expense and other medical expenses.
ADJUSTED EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net income (loss)(1)	$(105,790)	$(230,484)	$(260,101)	$(262,803)
(Income) loss from discontinued operations, net of income taxes	(640)	63,345	9,824	67,550
Interest expense	1,574	1,993	6,177	6,658
Income tax expense (benefit)	1,757	267	1,451	791
Depreciation and amortization	6,494	4,735	24,463	16,043
Impairments	3,596	—	3,596	—
Severance and related costs	(159)	—	4,577	188
Stock-based compensation expense	2,282	15,676	50,657	69,326
EBITDA adjustments related to equity method investments(2)	2,557	14,268	17,582	22,694
Other(3)	4,359	(6,861)	(12,441)	(15,448)
Adjusted EBITDA	$(83,970)	$(137,061)	$(154,215)	$(95,001)
______________________________________________________________
(1)Includes direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended December 31, 2024 and 2023, (i) $3.4 million and $13.5 million, respectively, are included in other medical expenses and (ii) $7.3 million and $12.2 million, respectively, are included in general and administrative expenses. For the twelve months ended December 31, 2024 and 2023, (i) $5.4 million and $33.7 million, respectively, are included in other medical expenses and (ii) $28.5 million and $40.8 million, respectively, are included in general and administrative expenses.
(2)Includes elimination of certain administrative services provided by agilon health, inc. to equity method investments. The three and twelve months ended December 31, 2023 includes $15.2 million of physician compensation expenses to reduce the physician partners’ compensation percentage in current and future years in exchange for the Company’s common stock.
(3)Includes interest income, transaction-related costs and elimination of certain administrative services provided by agilon health, inc. to equity method investments.

agilon health, inc.
Supplemental Financial Information
In thousands
(unaudited)

	Three Months Ended December 31, 2024		Twelve Months Ended December 31, 2024
	Medicare Advantage (Consolidated)	CMS ACO Models (Unconsolidated)	Medicare Advantage (Consolidated)	CMS ACO Models (Unconsolidated)
Medical services revenue	$1,519,244	$473,134	$6,047,715	$1,814,618
Other operating revenue	3,242	—	12,815	—
Total revenues	1,522,486	473,134	6,060,530	1,814,618
Medical services expense	(1,518,678)	(448,904)	(5,842,530)	(1,667,806)
Other medical expenses	(42,063)	(18,298)	(213,159)	(89,788)
Gross profit	(38,255)	5,932	4,841	57,024
Other operating revenue	(3,242)	—	(12,815)	—
Other medical expenses	42,063	18,298	213,159	89,788
Medical margin	$566	$24,230	$205,185	$146,812

Certain of our operations are not consolidated for the period presented because we do not have the ability to control certain activities due to another party’s control of the entities’ board of directors. Although revenues of the unconsolidated operations are not recorded as revenues by us, income (loss) from equity method investments is nonetheless a significant portion of our overall earnings. See Note 18 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the period ended December 31, 2024 for additional discussion on our equity method investments.

In addition to providing results that are determined in accordance with GAAP, we present Medical Margin and Adjusted EBITDA, which are non-GAAP financial measures.
We define Medical Margin as medical services revenue after medical services expense is deducted. Medical services expense represents costs incurred for medical services provided to our members. As our platform matures over time, we expect Medical Margin to increase in absolute dollars. However, Medical Margin per member per month (PMPM) may vary as the percentage of new members brought onto our platform fluctuates. New membership added to the platform is typically dilutive to Medical Margin PMPM. We believe this metric provides insight into the economics of our capitation arrangements as it includes all medical services expense directly associated with our members’ care.
We define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) severance and related costs, and (vii) certain other items that are not considered by us in the evaluation of ongoing operating performance. We reflect our share of Adjusted EBITDA for equity method investments by applying our actual ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis.
Gross profit is the most directly comparable GAAP measure to Medical Margin. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA.
We believe Medical Margin and Adjusted EBITDA help identify underlying trends in our business and facilitate evaluation of period-to-period operating performance of our operations by eliminating items that are variable in nature and not considered by us in the evaluation of ongoing operating performance, allowing comparison of our recurring core business operating results over multiple periods. We also believe Medical Margin and Adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We believe Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance. Other companies may calculate Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures differently from the way we calculate these metrics. As a result, our presentation of Medical Margin and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, limiting their usefulness as comparative measures.

Contacts
Investor Contacts
Evan Smith, CFA
SVP Investor Relations
evan.smith@agilonhealth.com

Leland Thomas
investors@agilonhealth.com
Media Contacts
Stephanie Law
Senior Director, Communications

Maureen Merkle
Communications
media@agilonhealth.com